Exhibit 5.1

BARNES & THORNBURG LLP

June 12, 2009

CECO Environmental Corp.

3120 Forrer Street

Cincinnati, OH 45209

Re:	Employee Stock Purchase Plan

Gentlemen:

We have acted as counsel to CECO Environmental Corp., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,500,000 shares of your common stock, $0.01 par value (the “Shares”) which will be issuable under the CECO Environmental Corp. Employee Stock Purchase Plan (the “Plan”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, the Registration Statement, the Plan and originals or duplicates, or certified copies of, such records, minutes, agreements and other documents relating to the Company as we have deemed material for the purposes of rendering this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws. We have also assumed (a) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, (b) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (c) that resolutions contained in any minutes or consents reviewed by us were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect, and have not been rescinded or amended, and (d) that on the date of issuance of any of the Shares, the Company will have sufficient authorized but unissued common shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that when the Shares have been purchased and the purchase price therefor has been paid in accordance with the terms and conditions of the Plan and as described in the Registration Statement, as the same may be amended, and when the Company has complied with the Securities Act, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

Very Truly Yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP